CUSIP No. 019645407
EXHIBIT A
Transactions in the securities of Allis-Chambers Energy Inc. effected in the past 60 days

		Nature of
For the Account of	Date of Transaction	Transaction	Number of Securities	Price per Share
Associated Petroleum Investors Ltd.	5/19/2009	Privately Negotiated Purchase	71,839	$3.48

8